EXHIBIT 10.4(C)

                               CREDIT AGREEMENT
                               ----------------

                           Dated as of March 6, 2000


      This CREDIT AGREEMENT ("this Agreement") is entered into as of the date set forth above (the "date hereof") by and among MANUEL D. MEDINA ("Individual Borrower") and TERREMARK FORTUNE HOUSE #2, LTD., a Florida limited partnership, ("Entity Borrower" and, collectively with Individual Borrower, "Borrowers," each a "Borrower") and OCEAN BANK, a Florida-chartered bank ("Bank"). For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrowers and Bank hereby agree as follows:

1. Manner of Utilization; Limits. Bank shall, on and subject to the terms and conditions hereinafter set forth, make advances ("Advances") to Borrowers from time to time during the period from the date hereof to but excluding the Termination Date (as defined below). The aggregate principal amount of Advances shall never exceed $7,500,000 at any one time outstanding unless and until all the conditions precedent set forth in Section 10 (the "Real Estate Conditions") have been fulfilled (notwithstanding that the Note will initially be in a higher amount) and shall never exceed $15,000,000 if and after they have been. Moreover, for a period of at least 30 consecutive days between April 1, 2000 and the Termination Date, the aggregate principal amount of Advances shall not exceed $7,500,000 if all the Real Estate Conditions have theretofore been fulfilled and the Merger referred to below has theretofore been consummated, $6,000,000 if all the Real Estate Conditions have theretofore been fulfilled but such Merger has not theretofore been consummated or $3,000,000 if the Real Estate Conditions have not theretofore been fulfilled. Within the limits set forth above, Borrowers may borrow, prepay and reborrow under this Credit Agreement.

2. Termination. Unless extended pursuant to this Section 2, the term "Termination Date" shall mean date that falls one year after the date hereof. Bank, at its sole discretion, may (but need not) extend the Termination Date for one or more additional periods (which may be of less than one year) under such terms and conditions (which may include payment of a renewal fee or additional commitment fee and which may differ from those contained in this Agreement) as Bank may determine in its sole discretion based upon whatever considerations Bank deems relevant. Borrower shall not be entitled to obtain Advances after the Termination Date.

3. Use of Advances. Each Advance shall be used: in Individual Borrower's case, for his general investment needs or to make capital contributions to Terremark Holdings, Inc. and/or Terremark Group, Inc. to be used for the working capital needs of those companies and the other Guarantors; and, in Entity Borrower's case, toward paying the costs of acquiring and developing the Realty.

4. Requests and Disbursements. (a) Each Advance to a Borrower shall be made on at least two Business Day's prior notice from that Borrower to Bank specifying for such Advance the date (which must be a Business Day) thereof and the amount thereof. Each such notice shall be in writing signed by an authorized representative of Borrower and in a form satisfactory to Bank. Each notice requesting an Advance shall be irrevocable and binding on Borrowers.

         (b) Bank shall make each Advance available to a Borrower on the date specified by that

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
EXHIBIT 10.4(C)

Borrower in accordance with Paragraph 4(a) upon fulfillment of the applicable conditions set forth in Sections 9, 10 and 11, by crediting that Borrower's demand deposit account with Bank except that any Advance made to finance acquisition of the Realty may be disbursed in any manner Bank elects to ensure that Bank will thereafter have a perfected, first-priority lien on the Real Estate Collateral.

      (c) Bank may honor requests for Advances from either Borrower but may, in its discretion, require any request to be signed, approved or consented to by both Borrowers. If one but not both Borrowers makes a request to the effect that no further Advances be made (or that a particular Advance or Advances not be made to the other Borrower), Bank may either, in its sole discretion, continue making Advances (or may make the particular Advance or Advances in question) (in which case both Borrowers shall be jointly and severally liable for repayment thereof) or cease making Advances (or not make the particular Advance or Advances in question).

5. Repayment of Advances; Interest. (a) All Advances shall be evidenced by a Revolving Promissory Note, dated the date hereof, in the principal amount of $15,000,000 (the "Note").

      (b) Interest shall accrue on the principal amount of the Advances outstanding from time to time at a floating per annum rate equal to 1.00 percent above the Prime Rate, provided that interest shall accrue on any principal that is overdue by more than 10 days at a per annum rate equal to the lesser of 18 percent per annum and the highest rate allowed by applicable law. All computations of interest shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which the interest is payable. As used herein, the term "Prime Rate" means the prime rate as announced publicly from time to time in New York, N.Y. by Citibank, N.A. (or, if Citibank, N.A. fails or ceases to announce publicly a prime rate, the base rate as announced by Citibank, N.A. or another comparable index selected by Bank). (The Prime Rate is purely a discretionary benchmark and is not necessarily the lowest or most favorable rate at which either Citibank, N.A. or Bank extends credit to its customers.) The interest rate shall change simultaneously with any change in the Prime Rate. In no event shall interest be charged at a rate exceeding the maximum rate permitted by applicable law and, if any payment by either Borrower results in Bank's receipt of interest in excess of the maximum permitted by applicable law, such excess shall either be credited as a payment of principal or refunded to either Borrower.

      (c) Borrowers shall pay accrued interest on the third day of each month and on the Termination Date. Borrowers shall repay the principal of each Advance on the Termination Date. Borrowers shall make each payment hereunder and under the Note not later than 12:00 noon, Miami, Florida time, on the day when due, in lawful money of the United States of America and same day funds, to Bank at its address specified in Section 20 (or such other address as Bank may notify Borrowers of).

      (d) Borrowers irrevocably authorize Bank, if and to the extent any payment is not made when due hereunder or under the Note, to charge from time to time against any account maintained by either Borrower with Bank any amounts so due even if doing so creates an overdraft. Any overdraft so created shall bear interest until paid in full at a per annum rate equal to the rate then generally being charged Bank's customers on overdrafts and shall be due and payable, together with

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EXHIBIT 10.4(C)

accrued interest, immediately after being created.

      (e) Whenever any payment to be made under this Credit Agreement or the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

      (f) If the aggregate principal amount of Advances outstanding under this Credit Agreement and the Note exceeds at any time any limit set forth in Section 1, Borrowers shall immediately make a principal prepayment in the amount of the excess.

6. Commitment Fee. Borrowers shall pay to Bank a commitment fee in the amount of $150,000 when or before this Credit Agreement is signed by Borrowers. This fee shall be deemed earned when this Credit Agreement is entered into (or, if earlier, when it is paid) and shall be non- refundable thereafter.

7. Guarantors. All obligations at any time owed by either or both Borrowers to Bank under this Credit Agreement or the Note shall be guaranteed (unconditionally and jointly and severally) at all times by: Terremark Holdings, Inc., a Florida corporation; Terremark Group, Inc., a Florida corporation; Terremark Construction Services, Inc., a Florida corporation; Terremark Development, Inc., a Florida corporation; Terremark Financial Services, Inc., a Florida corporation; Terremark Hospitality Services, Inc., a Florida corporation; Terremark Management Services, Inc., a Florida corporation; Terremark Northeast, Inc., a New York corporation; Terremark Realty, Inc., a Florida corporation; Terremark Centre GP, Inc., a Florida corporation; Terremark Centre Partner, Inc., a Florida corporation; and Terremark Brickell, Ltd., a Florida limited partnership (collectively "Guarantors," each a "Guarantor").

8. Security. (a) Individual Borrower owns 510,214 shares of the common stock of Terremark Holdings, Inc. (the "Pre-Merger Shares"). Borrowers intend that, through a merger (the "Merger") conducted pursuant to an Agreement and Plan of Merger, dated November 24, 1999, between Terremark Holdings, Inc. and Amtec, Inc. (the "Merger Agreement"), the Pre-Merger Shares will be converted into approximately 31,418,978 shares of Amtec, Inc. (to be renamed Terremark Worldwide, Inc.) (the "Post-Merger Shares"). All obligations at any time owed by either or both Borrowers to Bank under this Credit Agreement or the Note shall be secured at all times before the Merger by a perfected, first-priority security interest in and pledge of the Pre-Merger Shares, and at all times after the Merger by a perfected, first-priority security interest in and pledge of the Post- Merger Shares, and, in both cases, certain related collateral and the proceeds thereof (the "Pledged Collateral"). If at any time after the Merger the fair market value of the Pledged Collateral as estimated by Bank falls below $25,500,000, Individual Borrower shall, within 10 days after Bank's demand, grant to Bank a security interest in, and pledge to and deposit with Bank, additional marketable securities or time deposits that are acceptable to Bank and have a fair market value equal to or greater than the shortfall. If by September 30, 2000 the Merger has not been consummated or the Post-Merger Shares have not been issued to Individual Borrower and pledged and delivered to Bank, Borrowers shall, within 10 days after Bank's demand, do whichever of the following Bank

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EXHIBIT 10.4(C)

directs: (a) grant to Bank a security interest in, and pledge to and deposit with Bank, such additional marketable securities or time deposits as are acceptable to Bank and that have whatever fair market value Bank requires, or
(b) enter into an amendment of this Agreement reducing the maximum aggregate principal amount of Advances that may be outstanding at any time to an amount acceptable to Bank and make a prepayment of the Advances then outstanding sufficient to lower the aggregate principal amount of those Advances to that maximum amount.

      (b) Entity Borrower shall endeavor to acquire the Realty as soon as practicable. From and after Entity Borrower's acquisition of the Realty, all obligations at any time owed by either or both Borrowers to Bank under this Credit Agreement or the Note shall be secured at all times by a perfected, first-priority mortgage on (and, if appropriate, security interest in or collateral assignment of) the parcels of land described in Exhibit A hereto (collectively, the "Land"), any and all improvements at any time located thereon (together with the Land, the "Realty"), any and all rents and leases relating thereto, any and all equipment and fixtures at any time located thereon or used in connection therewith, and such other related collateral as Bank may require (collectively, the "Real Estate Collateral" and, collectively with the Pledged Collateral, the "Collateral").

9. Conditions Precedent to Initial Advance. As a condition precedent to Bank's obligation to make the initial Advance, Borrowers shall, at their expense, deliver the following items to Bank, each of which must be satisfactory to Bank in both form and content (the documents referred to in Paragraphs (a) through (c) below are, together with this Credit Agreement and the documents referred to in paragraphs (a) and (b) of Section 10, sometimes referred to hereinafter as the "Credit Documents"):

(a)   The Note duly executed by both Borrowers.

(b)   Twelve Guaranty Agreements, each duly executed by a different Guarantor.

(c) A Pledge and Security Agreement (the "Security Agreement") duly executed by Individual Borrower, together with (i) financing statements (form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank's opinion, desirable to perfect the security interest created by the Security Agreement; (ii) certified copies of requests for information or copies (form UCC-11) or equivalent reports listing the financing statements referred to in (i) above and no other financing statements covering the Pledged Collateral; (iii) original stock certificates for the Pledged Collateral accompanied by the stock powers required by the Security Agreement; and (iv) whatever consents, approvals, agreements and waivers Bank considers necessary or prudent so that the pledge of and security interest in the Pledged Collateral (including any Post-Merger Shares) to and in favor of Bank and Bank's exercise of its remedies with respect thereto under the Security Agreement will not violate any agreement or law or be otherwise impaired or impeded.

(d) Evidence of the completion of all recordings, filings and deliveries as may be necessary, or, in the opinion of Bank, desirable, to perfect the security interests and liens created by the Security Agreement.

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
EXHIBIT 10.4(C)

(e) Whatever certificates, resolutions and other evidence Bank may require regarding the organization and existence of Entity Borrower and each Guarantor and regarding the authority and power of each to enter into and perform the Credit Documents and other related documents to which it is a party or signatory.

(f) Current financial statements and income verifications for each Borrower and each Guarantor.

(g) A favorable opinion of Adorno & Zeder, P.A., counsel for each Borrower and each Guarantor, covering such matters as Bank may request.

(h) Such other approvals, consents, certificates, opinions and documents as Bank may request.

      In addition, Bank's obligation to make the initial Advance is conditioned upon its being satisfied, in its discretion, with the reports it receives regarding each Borrower and each Guarantor from whatever banks or other creditors it makes inquiries of and fulfillment of any additional conditions precedent set forth in any commitment letter relating to the line of credit contemplated hereby.

10. Real Estate Conditions. The obligations of Bank to make each and any Advance the making of which would result in the principal amount of Advances outstanding to exceed $7,500,000 shall be subject (in addition to the conditions precedent set forth in Section 9) to the further conditions precedent that Bank shall be satisfied with all legal and other aspects of the Real Estate Collateral and that Entity Borrower shall, at its expense, deliver the following to Bank, each of which must be satisfactory to Bank in both form and content:

(a) A Mortgage and Security Agreement, an Assignment of Rents and Leases and related documents duly executed by Entity Borrower and creating in favor of Bank a first-priority lien on, security interest in and collateral assignment of the Real Estate Collateral (collectively, the "Mortgage Security Documents").

(b) Evidence of the completion of all recordings and filings as may be necessary, or, in the opinion of Bank, desirable, to perfect the security interests, liens and assignments created by the Mortgage Security Documents.

(c) Evidence of the issuance of all insurance policies and mortgagee endorsements required by the terms of the Mortgage Security Documents.

(d) (i) a current, fully-paid for, ALTA-form title insurance commitment, which is issued by a nationally recognized title insurance company satisfactory to Bank (the "Title Company"), contains "gap coverage" and binds the Title Company to issue an ALTA-form, extended coverage mortgagee title insurance policy which is in the amount of $11,000,000, which insures that the Mortgage and Security Agreement referred to above is a valid first lien on the Realty subject only to exceptions, if any, which Bank approves in writing and which contains a Florida Form 9 endorsement, a variable rate endorsement and whatever other

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
EXHIBIT 10.4(C)

      endorsements are required by Bank; and (ii) hard copies of whatever items are referred to in Schedule B-2 or B-II of the commitment referred to above.

(e) Two prints of a current survey of the Realty, certified to Bank and the Title Company.

(f) An appraisal of the Realty, addressed to Bank and prepared by an appraiser acceptable to Bank showing the Realty to have an "as is" fair market value of $11,000,000 or more.

(g) Evidence that the Realty is properly zoned for its current and proposed uses and violates no zoning or building codes (including parking requirements).

(h) A Phase I environmental report addressed and certified to Bank, prepared by an environmental engineering firm approved by Bank and showing that the Realty is completely free of hazardous or toxic materials and, if the Phase I report recommends, or, in Bank's judgment, justifies it, a Phase II report by the same environmental engineering firm showing the Realty to be in that condition.

(i) A copy of the existing lease covering the restaurant included in the Realty and copies of all other leases, licenses and contracts relevant to the Realty's use or operation.

(j) A favorable opinion of counsel for Entity Borrower covering such matters concerning the Mortgage Security Documents and the Real Estate Collateral as Bank may request.

(k) Such other approvals, certificates, opinions and documents as Bank may request.

11. Conditions Precedent to All Advances. The obligation of Bank to make each Advance (including the initial Advance) shall be subject (in addition to the conditions precedent set forth in Section 9 and, if and after applicable,
Section 10) to the further conditions precedent that on the date such Advance is made:

      (a) the following statement shall be true and, if it requests it, Bank shall have received a certificate signed by Individual Borrower and a duly authorized officer of Entity Borrower's general partner dated the date of such Advance stating that: (i) the representations and warranties contained in any of the Credit Documents are correct on and as of the date of such Advance; (ii) no event or circumstance exists and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

      (b) Bank shall have received evidence satisfactory to it that, after giving effect to the Advance, neither either Borrower nor any Guarantor will be insolvent (as defined in any and all applicable bankruptcy or insolvency statutes), will be left with unreasonably small capital to conduct its businesses or will have incurred debts beyond its ability to repay as they mature; and

         (c) Bank shall have received such other approvals, opinions or documents as it may

EXHIBIT 10.4(C)

request.

      No failure by Bank to insist on fulfillment, before it makes a particular Advance, of any condition precedent specified in Sections 9, 10 or 11 shall operate as a waiver of or otherwise impair its right to insist on such condition precedent's fulfillment before it makes any other Advance, and any failure to fulfill such condition precedent on demand (or, in the case of a condition set forth in Section 10, upon demand made after Entity Borrower has acquired the Realty) shall constitute a breach of covenant hereunder.

12.   Representations and Warranties.

      Each Borrower represents and warrants (and as long as this Credit Agreement is in effect or any indebtedness of either Borrower to Bank remains outstanding, shall be deemed continuously to represent and warrant) to Bank as follows:

         (a) Entity Borrower is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Florida. Terremark Group, Inc., a Florida corporation, is a limited partner of Borrower, and Terremark Fortune House #2, Inc. is the sole general partner of Borrower.

      (b) The execution, delivery and performance by such Borrower of the Credit Documents to which it is a party are within such Borrower's powers, in the case of Entity Borrower have been duly authorized by all necessary partnership and other action, do not contravene (i) in the case of Entity Borrower, such Borrower's partnership agreement or certificate, or (ii) law or any contractual restriction binding on or affecting such Borrower.

      (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Borrower of any Credit Document to which it is or will be a party.

      (d) This Credit Agreement is, and each other Credit Document to which such Borrower is to be a party will be, legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their terms.

      (e) The financial statements furnished Bank in connection with this Credit Agreement fairly represent the financial condition of such Borrower as of the date thereof and the results of the operations of such Borrower for the period ended on such date, all in accordance with GAAP; and since that date there has been no material, adverse change in such condition or operations. Other than as indicated by those financial statements, neither such Borrower nor any Guarantor has any direct or contingent obligations or liabilities which would be material to its financial position or condition.

      (f) There is no pending or threatened action or proceeding affecting such Borrower before any court, governmental agency or arbitrator which may materially adversely affect the

EXHIBIT 10.4(C)

financial condition or operations of such Borrower.

         (g) Such Borrower has not previously operated under another name or a trade name.

      (h) Bank has a perfected lien on, security interest in and (in the case of the Pledged Collateral) pledge of all the Pledged Collateral and, if the principal amount of Advances outstanding shall have ever exceeded $7,500,000, the Real Estate Collateral.

      (i) Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

      (j)   Such Borrower has not engaged in any activity that is illegal.

      (k) There is no fact which such Borrower has not disclosed to Bank in writing which materially and adversely affects nor, as far as such Borrower can now foresee, is reasonably likely to prove to materially and adversely affect, the business or financial condition of such Borrower, or that of any Guarantor, or the ability of such Borrower or any Guarantor to perform any Credit Document.

13. General Covenants. At all times while this Credit Agreement is in effect or any indebtedness of either Borrower to Bank remains unpaid, each Borrower shall, unless Bank otherwise consents in writing:

      (a) Comply in all material respects with all applicable laws, rules, regulations and orders, and pay, before they become delinquent, all taxes, assessments and governmental charges imposed upon it or upon any of its property.

      (b) Not directly or indirectly engage in any business other than those in which it is presently engaged, discontinue any of its existing lines of business or substantially alter its method of doing business.

      (c) Maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

      (d) Keep proper books of record and account in which full and correct entries will be made of all financial transactions and the assets and business of such Borrower in accordance with GAAP.

      (e) Maintain insurance with responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by persons engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates, provided that such

EXHIBIT 10.4(C)

insurance shall in addition comply with the insurance requirements contained in the Security Agreement and the Mortgage Security Documents.

         (f) At any reasonable time and from time to time, permit Bank, and any agents or representatives of Bank, to inspect and make audits of any of the Collateral, to examine and make copies of and abstracts from the records and books of account of and visit the properties of, such Borrower, and to discuss the affairs, finances and accounts of such Borrower with any of its officers or accountants.

         (g) In the case of Entity Borrower, not dissolve, liquidate, merge into or consolidate with any entity, or sell, mortgage, merge, pool, transfer or otherwise dispose of any of its properties except inventory in the ordinary course of its business and obsolete equipment which is replaced with comparable equipment of equal or greater value (if needed in such Borrower's operations) and in which Bank has a first-priority security interest.

         (h) In the case of Entity Borrower, not create, incur or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Liens (as used herein, "Lien" means any lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any property or assets of Borrower; and "Permitted Lien" means any lien in favor of Bank and any purchase money lien on specific items of leased or purchased equipment that is personal properties and is to be located on the Realty provided the aggregate amount secured by such Permitted Liens in favor of persons other than Bank does not exceed at any time up to $500,000 for the purchase of a trailer to be used as a model on the Land and up to $50,000 for other purchases).

         (i) In the case of Entity Borrower, not incur, create or permit to exist, or guarantee or otherwise be or become directly or indirectly liable in respect of, any Indebtedness exceeding a cumulative total of $50,000, except (i) Indebtedness arising out of this Credit Agreement, (ii) Indebtedness secured by Permitted Liens, (iii) current liability for taxes and assessments incurred in the ordinary course of business, and (iv) indebtedness in respect of current accounts payable or accrued (other than for borrowed funds or purchase money obligations) and incurred in the ordinary course of business (provided that all such liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade practices) (as used herein, "Indebtedness" means all indebtedness and obligations for borrowed money or for the deferred purchase price of property or services purchased, all obligations in respect of any letter of credit or acceptance issued or made for Entity Borrower's account and all obligations in respect of any capital lease).

         (j) Maintain its operating accounts with Bank.

         (j) Not permit Terrebank Holdings, Inc. to issue any additional shares prior to the Merger (provided the foregoing restriction shall not preclude conversion of preferred shares of Terremark Holdings, Inc. outstanding on the date hereof into common shares of Terremark Holdings, Inc.).

EXHIBIT 10.4(C)

      (k) Not do anything indirectly that it would be prohibited by this Section 13 from doing directly.

14. Reporting Covenants. At all times while this Credit Agreement is in effect or any indebtedness of either Borrower to Bank remains unpaid, such Borrower shall furnish to Bank the following, all in form and substance and with a degree of detail, satisfactory to Bank:

      (a) in the case of Entity Borrower, as soon as available and in any event within 60 days after the end of each semi-annual period of each fiscal year of such Borrower a balance sheet of such Borrower as of the end of such period and statements of income and retained earnings of such Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such period, each prepared and certified by the chief financial officer of such Borrower;

      (b) as soon as available and in any event no later than 90 days after the end of each fiscal year of such Borrower, a balance sheet of such Borrower as of the end of such fiscal year and statements of income and retained earnings of such Borrower for such fiscal year, all prepared and reviewed by independent public accountants acceptable to Bank and certified by such Borrower or, in the case of Entity Borrower, the president and chief financial officer of such Borrower's general partner;

      (c) as soon as available and in any event no later than 90 days after the end of each fiscal year of Terremark Holdings, Inc., a balance sheet of Terremark Holdings, Inc. as of the end of such fiscal year and statements of income and retained earnings of Terremark Holdings, Inc. for such fiscal year, all prepared, audited and certified by independent public accountants acceptable to Bank (Terremark Holdings' current auditors Price Waterhouse Coopers are acceptable to Bank); and, as soon as available, a copy of all Form 10-Qs and 10-Ks which Amtec, Inc. or Terrebank Worldwide, Inc. files with the Securities and Exchange Commission;

      (d) notice of any event which has or may have a material adverse effect upon the financial condition of either Borrower or any Guarantor or the value or viability of any of the Collateral;

      (e) as soon as possible and in any event within 10 days after the commencement thereof or any adverse determination therein, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality materially affecting either Borrower, any Guarantor or any of the Collateral;

      (f) as soon as possible and in any event within 10 days after the occurrence of each Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, a statement of Individual Borrower or, in the case of Entity Borrower, the chief financial officer of Entity Borrower's general partner setting forth the details of such Event of Default or event and the action which Entity Borrower proposes to

EXHIBIT 10.4(C)

      take with respect thereto;

      (g) in the case of Entity Borrower, promptly after the filing or receiving thereof, copies of all reports and notices which such Borrower files under the Employee Retirement Income Security Act of 1974 ("ERISA") with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which Entity Borrower receives from any of them; and

      (h) within a reasonable time, such other information respecting the condition or operations, financial or otherwise, of such Borrower (including without limitation whatever information is necessary to determine whether such Borrower is in compliance with the covenants in the Credit Documents), any Guarantor or any of the Collateral as Bank may from time to time request.

15. Default. (a) Any of the following events or conditions shall constitute an Event of Default (as used herein, the term "Obligor" means and includes each Borrower and each Guarantor):

      (i) Borrowers' failure to make when due any payment of principal of, or interest on, the Note or to pay when due any other obligation of either or both Borrowers to Bank;

      (ii) Bank's discovery that any representation or warranty made to it by any Obligor is false or misleading;

      (iii) Any Obligor's failure to perform or observe any condition or agreement contained in any Credit Document to which it is a party;

      (iv) The entry or issuance of any judgment, warrant, writ of attachment, tax lien, writ of garnishment or the like against or in respect of any deposit of Borrower with Bank or any of the Collateral;

      (v)   Any Obligor's death or dissolution;

      (vi) The institution of a bankruptcy, insolvency, reorganization or similar proceeding by or against any Obligor in any jurisdiction, the appointment of a receiver for Borrower's business or a substantial part of its assets or an assignment for the benefit of any Obligor's creditors;

      (vii) A judgment exceeding $100,000 is entered against any Obligor and not discharged within 10 days;

      (viii) Any Obligor's failure to perform any agreement made by it with or in favor of Bank in any document (other than a Credit Document) and the continuance of such failure for 10 days after notice from Bank;

EXHIBIT 10.4(C)

      (ix) The persons who manage Entity Borrower as of the date hereof cease to do so or the persons who own a controlling interest in Entity Borrower as of the date hereof cease to do so;

      (x) Any Obligor commits (or is reasonably suspected by Bank to commit) an illegal act;

      (xi) Any Credit Document ceases to be valid and binding on an Obligor that is a party to it or such Obligor so contends;

      (xii) Bank fails or ceases to have a perfected, first-priority lien on, security interest in or collateral assignment of (whichever is appropriate) on all or any part of the Collateral;

      (xiii) Amtec, Inc.'s or Terremark Worldwide, Inc.'s stock is listed on neither the American Stock Exchange, the New York Stock Exchange nor the NASDAQ national market system; and

      (xiv) Bank's good faith determination that a material adverse change in any Obligor's financial condition has occurred, that any Obligor's ability to perform its or his obligations under any Credit Document have been materially impaired, or that Bank is insecure.

      (b) At any time after the occurrence of an Event of Default, Bank may, by notice to Borrowers, (i) declare its obligation to make Advances terminated, whereupon such obligation shall immediately terminate, and (ii) declare the Note and all Advances and interest accrued thereon and all other amounts due under the Credit Documents to be immediately due and payable, whereupon the Note, all Advances, all such interest and all other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by each Borrower; provided, however, that upon the occurrence of an Event of Default described in clause (vi) above, such obligations of Bank shall automatically terminate and the Note, all Advances, all such interest and all such other amounts shall automatically become and be due and payable in full without presentment, demand, protest or notice of any kind. The foregoing rights of Bank shall be cumulative with and not exclusive of those available to it under the other Credit Documents or applicable law.

16. Exculpation; Indemnification. (a) Bank (and its directors, officers, employees, attorneys and agents) shall not incur any liability to either Borrower (other than for its (or their) own acts or omissions amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a United States Court of competent jurisdiction) for acts or omissions arising out of or related directly or indirectly to any Credit Document; and each Borrower hereby expressly waives any and all claims and actions (other than those attributable to its (or their) own acts or omissions amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a United States Court of competent jurisdiction) against Bank (and its officers, employees, attorneys and agents) arising out of or related directly or indirectly to any and all of the foregoing acts, omissions and circumstances. In no event shall Bank be liable to either Borrower for any consequential, punitive or indirect damages, and each Borrower hereby expressly waives any

EXHIBIT 10.4(C)

and all claims and actions for any such damages.

      (b) Bank (and its directors, officers, employees, attorneys and agents) shall be indemnified, reimbursed, held harmless and, at the request of Bank, defended by each Borrower from and against any and all claims, liabilities, losses and expenses that may be imposed upon, incurred by, or asserted against Bank (or its directors, officers, employees, attorneys and agents) arising out of or related directly or indirectly to any Credit Document (except such as are occasioned by the indemnified person's own gross negligence or willful misconduct as finally determined pursuant to applicable law by a United States Court of competent jurisdiction).

17. Cost, Expenses and Taxes. Borrowers shall pay (or, if appropriate, reimburse Bank for) on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Credit Documents and the other documents to be delivered under the Credit Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under the Credit Documents after an Event of Default, and all costs and expenses (including reasonable counsel fees and expenses, including those incurred at the appellate level and in bankruptcy proceedings) in connection with the enforcement of the Credit Documents or the restructuring or amendment of any of them (whether in connection with a renewal, a workout, or otherwise). In addition, Borrowers shall pay (or, if appropriate, reimburse Bank for) on demand any and all documentary stamp, intangible and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of any of the Credit Documents, any Advances or any indebtedness contemplated hereby, and shall indemnify Bank and hold it harmless from and against any and all liabilities (including penalties and interest) with respect to or resulting from any delay in paying or omission to pay such taxes and fees. Bank is hereby authorized to deduct any amount due under this Section 17 from the proceeds of any requested Advance or from any bank account of either Borrower maintained with Bank or to make an unrequested Advance to pay any such amount.

18. Additional Costs. If due to either (a) any change (including without limitation any imposition or increase of reserve requirements) in, or in the interpretation of, any law or regulation or (b) compliance by Bank with any guideline or request from or regulation of any governmental authority (whether or not having the force of law), there is any increase in the cost to Bank of making, funding or maintaining any Advance, Borrowers shall from time to time, upon Bank's demand, pay to Bank additional amounts sufficient to indemnify Bank against such increased costs (except that Borrowers shall have no obligation to indemnify Bank for increased costs due to a change in the rate of tax on the overall net income of Bank). An itemized certificate as to the amount of such increased cost, submitted to Borrowers by Bank, shall, absent manifest error, be conclusive.

19. Certain Collateral. As security for all of Borrowers' obligations to Bank hereunder or under the Note, each Borrower hereby grants Bank a continuing lien on and security interest in all deposit accounts with Bank in which such Borrower has any interest (whether now existing or hereafter established) and all other property of such Borrower that is now or hereafter owed by or in the possession or control of Bank.

EXHIBIT 10.4(C)

20. Notices. All notices, requests, approvals, consents and other communications provided for hereunder shall be in writing and mailed, telefaxed or hand-delivered, if to either Borrower, at 2601 South Bayshore Drive, Coconut Grove, Florida 33133, Telefax No. (305) 856-8190, Attention: Manuel D. Medina, with a copy to Brian Goodkind, Esq., at the same address and telefax number; and, if to Bank, at its address at 780 N.W. 42nd Avenue, Miami, Florida 33126-5597, Telefax No. (305) 447-4662; Attention: Ralph Gonzalez-Jacobo, Sr. Vice President or, as to each party, at such other address or telefax number as shall be designated by such party in a written notice to the other party. All such communications to Borrower shall, when telefaxed or hand-delivered, be effective when received or rejected and, when mailed, be effective when deposited in the mails, addressed as aforesaid, and all such communications to Bank shall be effective only when received by Bank. Notice to one Borrower shall constitute notice to the other Borrower for all purposes.

21. Brokerage. Borrowers shall pay all brokerage commissions due and payable in connection with this Credit Agreement and shall indemnify Bank from the claims of any brokers arising by reason of this Credit Agreement. Bank and Borrowers represent to one another that they know of no one entitled to such a brokerage commission.

22. Assignment. This Agreement may not be assigned by either Borrower without Bank's prior consent and any such assignment or attempted assignment without such prior written consent shall be null and void. Bank may, without either Borrower's or any Guarantor's consent, assign in whole or in part, and issue participating interests in and to, this Agreement, the Advances and any other Credit Document, and, in connection therewith, may make whatever disclosures regarding Borrowers, Guarantors or the Collateral it wishes.

23. Jurisdiction. Each Borrower hereby irrevocably agrees that any action or proceeding relating hereto or any other document relating to this Credit Agreement or other Credit Documents that is brought by Borrower shall be tried by the courts of the State of Florida sitting in Miami-Dade County, Florida or Broward County, Florida or the United States district courts sitting in either such county. Each Borrower hereby irrevocably submits, in any such action or proceeding that is brought by Bank, to the non-exclusive jurisdiction of each such court, irrevocably waives the defense of an inconvenient forum with respect to any such action or proceeding, and agrees that service of process in any such action or proceeding may be made upon each Borrower by mailing a copy thereof to such Borrower at such Borrower's address set forth in Section 20 (as well as by any other lawful method). Each Borrower hereby irrevocably appoints Brian Goodkind, Esq., whose address is 2601 South Bayshore Drive, Coconut Grove, Florida 33133 as his or its agent to receive service of process in any such action or proceeding on such Borrower's behalf. Service of process on one Borrower in any such action or proceeding shall constitute service on the other, and each Borrower irrevocably appoints the other as its agent to accept service of process on it in any such action or proceeding.

24. Further Assurances; Power of Attorney. Each Borrower shall, upon request of Bank, execute and deliver such further documents and do such further acts as Bank may reasonably request in order to fully effectuate the purposes of this Credit Agreement and other Credit Documents. Without limiting the generality of the foregoing, each Borrower shall promptly do whatever Bank requests to cure any omission of or in, or error in, any of the Credit Documents. Each Borrower hereby

EXHIBIT 10.4(C)

irrevocably appoints Bank as its true and lawful attorney-in-fact (such appointment being coupled with an interest) with full power (in the name of such Borrower or otherwise) to execute and deliver such documents and do such acts as Bank may reasonably deem necessary in order to fully effectuate the purposes of this Agreement and the other Credit Documents.

25. Certain Definitions. As used herein, "Affiliate" means, with respect to a Borrower, any person or entity directly or indirectly controlling or controlled by or under common control with such Borrower; "Business Day" means any day other than a Saturday, a Sunday or a holiday on which most banks in Miami, Florida are closed; "GAAP" means U.S. generally accepted accounting principles consistently applied; and "Credit Documents" includes all amendments, renewals, restatements and substitutions of or for the Credit Documents as described in Sections 9 and 10.

26.   Joint and Several Liability.

      (a) Each Borrower is accepting joint and several liability hereunder and under the other Credit Documents in consideration of the financial accommodations to be provided by Bank hereunder, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations with respect to the Advances.

      (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all the obligations with respect to the Advances, it being the intention of the parties hereto that all of the obligations with respect to the Advances shall be joint and several obligations of both Borrowers without preferences or distinction among them.

      (c) If and to the extent that either Borrower shall fail to make any payment with respect to any of the obligations with respect to any Advances as and when due or to perform any of the obligations with respect to the Advances in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such obligations.

      (d) The obligations with respect to the Advances of each Borrower hereunder and under the other Credit Documents constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

      (e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any advance made under this Agreement, notice of any action at any time taken or omitted by Bank under or in respect of any of the obligations with respect to the Advances, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the obligations with respect to the Advances, the acceptance of any

EXHIBIT 10.4(C)

payment of any of the obligations with respect to the Advances, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Bank at any time or times in respect of any default by either Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Bank in respect of any of the obligations with respect to the Advances, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the obligations with respect to the Advances or the addition, substitution or release, in whole or in part, of either Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Bank with respect to the failure by either Borrower to comply with any of its respective obligations with respect to the Advances, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with any applicable laws and regulations which might, but for the provisions of this Section 26, afford grounds for terminating, discharging or relieving either Borrower, in whole or in part, from any of its obligations with respect to the Advances, it being the intent of each Borrower that so long as any of its obligations with respect to the Advances remain unsatisfied, the obligations with respect to the Advances of such Borrower shall not be discharged except by performance and then only to the extent of such performance. The obligations with respect to the Advances of each Borrower shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, or similar proceeding with respect to either Borrower or Bank. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of either Borrower or Bank.

27. Year 2000 Compliance. Each Borrower has fully implemented its plan (its "Y2K Plan") which insures that such Borrower's software and hardware systems which impact or affect in any material way the business operations of such Borrower is Year 2000 Compliant and Ready (defined below). As used herein, "Year 2000 Compliant and Ready" means that such Borrower's hardware and software systems with respect to the operation of their business and their general business plan will: (a) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (b) operate accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (c) respond to and process two digit year input without creating any ambiguity as to the century; and (d) store and provide date input information without creating any ambiguity as to the century.

28. Illegalities. Bank shall have no obligation to make any Advance if the making of it or the use thereof may violate any law or regulation.

29. Miscellaneous. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof. If any provision hereof is capable of more than one interpretation, it shall be interpreted, if possible, so as to render it enforceable. Each Borrower has been advised by counsel of its choice in the transactions contemplated hereby and no provision of the Credit Documents shall be interpreted less favorably to Bank because it was drafted by Bank's counsel. In order to be effective, any addition hereto or any modification or waiver of any

EXHIBIT 10.4(C)

provision or provisions hereof must be expressly consented to by Bank in writing. "Hereof," "hereunder," "herein" and words of similar import refer to this Agreement as a whole and not just the paragraph in which they appear. The indemnity obligations herein shall survive repayment of the Advances and the cancellation hereof. No delay or omission by Bank in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or remedy. Bank may grant or deny any approval or consent contemplated hereby in its sole and absolute discretion; whenever used herein, the phrase "acceptable to Bank" or "satisfactory to Bank" means "acceptable and satisfactory to Bank in its sole and absolute discretion" and "in Bank's discretion" means "in Bank's sole and absolute discretion"; and, to be enforceable against Bank, any consent or approval by Bank must be in writing. This Agreement is solely for the benefit of Bank and Borrower and may not be relied on by any third party.

30. Acceptance Deadline. If Bank signs this Agreement but either Borrower fails to sign and return to Bank a copy of it (together with the commitment fee) within 10 days after either Borrower's receipt of this Agreement, any commitment by Bank under this Agreement shall, at Bank's election, become null and void.

31. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA, WITHOUT REGARD TO ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT WOULD GIVE EFFECT TO THE LAWS OF ANOTHER JURISDICTION.

32. Waiver of Jury Trial. BANK AND BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING ANY COUNTERCLAIM) BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE ADVANCES, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT.

      Signed as of the date set forth at the head of this Agreement.

                                    OCEAN BANK

                                    By:__________________________________
                                    Name: _______________________________
                                    Title:_______________________________

                                    _____________________________________
                                    MANUEL D. MEDINA

EXHIBIT 10.4(C)
                                    TERREMARK FORTUNE HOUSE #2, LTD.

                                    By:   Terremark Fortune House #2, Inc.,
                                          its sole general partner

                                          By:_______________________________
                                          Name:_____________________________
                                          Title:____________________________

EXHIBIT 10.4(C)


                         AMENDMENT TO CREDIT AGREEMENT
                         -----------------------------


      This AMENDMENT TO CREDIT AGREEMENT ("this Amendment") is entered into as of May 17, 2000 (the "date hereof) by and among MANUEL D. MEDINA and TERREMARK FORTUNE HOUSE #2, LTD. ("Borrowers," each a "Borrower") and OCEAN BANK ("Bank") and amends that certain Credit Agreement, dated as of March 6, 2000, among Borrowers and Bank (the "Credit Agreement," the capitalized terms used but not defined herein being used herein as therein defined) to provide for a sub-facility thereunder for the issuance of standby letters of credit. For good and valuable consideration, Borrowers and Bank hereby agree as follows:

1. Bank shall, from time to time until the Termination Date and on the terms and conditions hereinafter set forth, issue standby letters of credit ("Letters of Credit") for the account of either or both Borrowers. Each Letter of Credit must require that any draft drawn thereunder be a sight draft, must be issued for the account of either or both Borrowers and in favor of a beneficiary approved by Bank, must provide for an expiry acceptable to Bank and must otherwise be acceptable to Bank in form and content. At no time may the sum of the total amount available under outstanding Letters of Credit and the aggregate amount paid by Bank under Letters of Credit that has not yet been reimbursed to Bank exceed $3,000,000, and at no time may the sum of the total amount available under outstanding Letters of Credit, the aggregate amount paid by Bank under Letters of Credit that has not yet been reimbursed to Bank and the total principal amount of outstanding Advances exceed $15,000,000 (or $7,500,000 for a period of at least 30 consecutive days between the date hereof and the Termination Date). Regardless of which of them apply for the Letter of Credit, Borrowers jointly and severally agree to pay to Bank on Bank's demand the amount of each and any drawing under a Letter of Credit, together with interest at the rate then applicable to Advances under the Note (in either case, computed on the basis of a 360-day year for the actual number of days elapsed, from the date of the drawing to the date of payment in full). If at any time any of the foregoing limitations are exceeded, Borrowers shall immediately make a principal prepayment in the amount of the excess (and, if an excess still exists after the principal amount of Advances is reduced to zero, shall deposit with and pledge to Bank [in a manner satisfactory to Bank] cash collateral in the amount of such excess). If there are any Letters of Credit outstanding on the Termination Date or there are any amounts theretofore paid by Bank under Letters of Credit that have not yet been reimbursed to Bank, Borrowers shall deposit with and pledge to Bank (in a manner satisfactory to Bank) cash collateral in an amount equal to all obligations with respect to such Letters of Credit that then exist or may thereafter arise.

2. As a condition precedent to Bank's obligation to issue any Letter of Credit, Borrowers shall have paid to Bank all commissions, fees and charges imposed by Bank with respect thereto, one or both Borrowers shall have duly executed and delivered to Bank Bank's standard Application for Standby Letter of Credit (an "Application") for such Letter of Credit, Terremark Fortune House #2, Ltd. shall have executed and delivered to Bank a mortgage modification agreement prepared by Bank that provides that all obligations with respect to such Application and Letter of Credit shall be secured by the Mortgage Security Documents, Borrowers shall have paid whatever documentary stamp and other taxes are payable with respect to such mortgage modification agreement and/or such

EXHIBIT 10.4(C)

Application or Letter of Credit and Borrowers shall have delivered to Bank whatever other documents, certificates, information and opinions Bank requests.

3. Borrowers agree and acknowledge that all amounts owing from time to time under Applications and/or with respect to Letters of Credit shall be secured by the Security Agreement and the Mortgage Security Documents.

4. As amended hereby, the Credit Agreement shall remain in full force and effect and is hereby confirmed. Each Borrower acknowledges that it has no right of offset against or counterclaim or defense in respect of its obligations under the Credit Agreement, waives and releases any that it may have and represents to Bank that no Event of Default (or event or circumstance which with notice and/or the lapse of time would constitute an Event of Default) exists as of the date hereof.

5. If the State of Florida requires additional documentary stamp or intangible taxes to be paid as a result of this Amendment, any Letters of Credit, any Applications or any related mortgage modifications, Borrowers shall pay them, including any interest or penalties imposed in connection with them, and shall indemnify and hold Bank harmless from and against any liability (including interest and penalties) Bank may incur in connection with them. Borrowers shall pay on demand all reasonable costs and expenses (including attorneys' fees and costs) incurred by Bank in connection with this Amendment and authorize Bank to deduct the amount thereof from any Advance or from any account of either Borrower with Bank or to make an Advance to pay them.

6. BORROWERS AND BANK EACH WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING HEREUNDER OR RELATING HERETO.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date hereof.

                                    OCEAN BANK

                                    By:___________________________________
                                    Name: ________________________________
                                    Title:________________________________



                                    ______________________________________
                                    MANUEL D. MEDINA

EXHIBIT 10.4(C)
                                    TERREMARK FORTUNE HOUSE #2, LTD.

                                    By:   Terremark Fortune House #2, Inc.,
                                          its sole general partner

                                          By:_______________________________
                                          Name:  Brian Goodkind
                                          Title: Vice President